UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 6, 2008

PlanetOut Inc.
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	000-50879 (Commission File Number)	94-3391368 (IRS Employer Identification No.)

1355 Sansome Street, San Francisco CA	94111
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (415) 834-6500
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 2.05. Costs Associated with Exit or Disposal Activities.
     On April 6, 2008, the Board of Directors of PlanetOut Inc. (“PlanetOut” or the “Company”) approved the decision to enter into a binding letter of intent with Regent Releasing, L.L.C. (“Regent”), an affiliate of here! Networks, relating to the sale of the Company’s magazine and book publishing businesses to Regent. The letter of intent was signed on April 7, 2008 and includes marketing commitments and cash payments by Regent of $6.5 million, the assumption of the majority of the operating liabilities of the business, and commitments by PlanetOut to provide certain marketing and advertising services to Regent. Regent’s acquisition of the assets and assumption of the liabilities of the publishing business will be accomplished through a put/call mechanism. Regent has the right to acquire the assets and liabilities from May 31, 2008 to August 31, 2008 (the “Call”). PlanetOut has the right to transfer the assets and liabilities from June 30, 2008 to August 31, 2008 (the “Put”). The Put or the Call must be exercised no later than August 21, 2008, and the transaction is expected to close on or before August 31, 2008. A definitive agreement is expected to be finalized by April 30, 2008. The foregoing description is qualified in its entirety by reference to the complete copy of the letter of intent filed as Exhibit 99.1 hereto and incorporated herein by reference.
     At this time, PlanetOut is unable in good faith to make a determination of an estimate of material charges, if any, incurred in connection with the transaction as required by Item 2.05(b), (c) or (d) of Form 8-K.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
99.1	Letter of Intent by and between PlanetOut Inc. and Regent Releasing, L.L.C. dated as of April 7, 2008.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PlanetOut Inc.
Date: April 9, 2008	By:	/s/ Karen Magee
Karen Magee
Chief Executive Officer

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